                                                                      EXHIBIT 11

              CHAMPION INTERNATIONAL CORPORATION AND SUBSIDIARIES

       CALCULATION OF BASIC EARNINGS (LOSS) PER COMMON SHARE AND DILUTED
                       EARNINGS (LOSS) PER COMMON SHARE

                        (In millions, except per share)


                                                                                        Years Ended December 31,
                                                                             -----------------------------------------------
                                                                                1998              1997             1996
                                                                             ------------     -------------     ------------
Basic earnings (loss) per common share (1):
      Net income (loss) applicable to common stock                           $      75.3      $     (548.5)     $     141.3
                                                                             ============     =============     ============

      Average number of common shares outstanding                                   95.9              95.8             95.5
                                                                             ============     =============     ============

      Basic earnings (loss) per share                                        $       .79      $      (5.72)     $      1.48
                                                                             ============     =============     ============

Diluted earnings (loss) per common share (1, 2):
      Net income (loss) on a diluted basis                                   $      75.3      $     (548.5)     $     141.3
                                                                             ============     =============     ============

      Average number of common shares outstanding                                   95.9              95.8             95.5

      Add common share effect, assuming conversion
         of potentially dilutive securities                                          0.7                 -              0.3
                                                                             ------------     -------------     ------------

      Average number of common shares outstanding
         on a diluted basis                                                         96.6              95.8             95.8
                                                                             ============     =============     ============

      Diluted earnings (loss) per share                                      $       .78      $      (5.72)     $      1.48
                                                                             ============     =============     ============

(1) Basic earnings per share is computed by dividing net income applicable to common stockholders by the average number of common shares outstanding during the year. The computation of diluted earnings per share assumes that the average number of common shares outstanding is increased by dilutive common share equivalents.

(2) Potentially dilutive securities at December 31, 1998 included shares issuable pursuant to certain stock-based compensation arrangements. These securities included 319,500 shares issuable upon the vesting of the restricted share units as well as 305,000 shares issuable upon the exercise of stock options calculated using the treasury stock method. Potentially dilutive securities in 1997 were not included in the computation of diluted earnings per share because the effect would have been antidilutive.